ESOP LOAN AGREEMENT
This ESOP Loan Agreement, dated February 22, 2002, is by and between James L. Roberts, Paul A. Larsen and Barbara A. Buscemi (the "Trustee"), as trustees of the CoVest Bancshares, Inc. Employee Stock Ownership Plan Trust and CoVest Banc National Association (the "Bank").

                                  RECITALS
CoVest Bancshares, Inc. (the "Company") has established an employee stock ownership plan for the benefit of its employees, known as the "CoVest Bancshares, Inc. Employee Stock Ownership Plan" (the "Plan"). The Company also has established a trust as the funding vehicle for the Plan, known as the "CoVest Bancshares, Inc. Employee Stock Ownership Plan Trust" (the "Trust").
The Company has appointed James L. Roberts, Paul A. Larsen and Barbara A. Buscemi to serve as the trustees of the Trust. The Plan is designed to invest primarily in stock of the Company, and the Trustee is authorized to borrow funds to finance the purchase of Company stock.

The Trustee has determined that it is in the best interests of the participants in and beneficiaries of the Plan to purchase Eighty-One Thousand Four Hundred and Seventy-Seven (81,477) shares of the Company's common stock. The Bank has agreed to lend One Million Five Hundred Thousand Dollars ($1,500,000) to the Trustee for the purpose of providing the funds to purchase the shares. The loan is intended to be an "exempt loan", as described in Section 4975(d)(3) of the Internal Revenue Code of 1986, Section 54.4975-7(b) of the Treasury Department Regulations, Section 408(b)(3) of the Employee Retirement Income Security Act of 1974, and section 2550.408b-3 of the Department of Labor Regulations.

Therefore, in consideration of the terms and conditions contained in this Agreement the parties hereby agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

For purposes of this Agreement, the following words and phrases shall have the following meanings:
1.1 "Bank" shall mean CoVest Banc National Association.
1.2 "Code" shall mean the Internal Revenue Code of 1986, as amended.
1.3 "Company" shall mean CoVest Bancshares, Inc., a Delaware corporation.
1.4 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.
1.5 "ESOP Loan" shall mean the loan made by the Bank to the Trustee pursuant to this Agreement.
1.6 "ESOP Loan Documents" shall mean this ESOP Loan Agreement, the ESOP
Notes, and the Stock Pledge Agreement.
1.7 "ESOP Notes" shall mean the promissory notes signed by the Trustee and delivered to the Company to evidence the ESOP Loan.
1.8 "Exempt Loan Rules" shall mean the rules set forth in Section 4975(d)(3) of the Code, Section 54.4975-7(b) of the Treasury Department Regulations, Section 408(b)(3) of ERISA, and Section 2550.408b-3 of the Department of Labor Regulations.
1.9 "Plan" shall mean the CoVest Bancshares, Inc. Employee Stock Ownership Plan.
1.10 "Shares" shall mean the Eighty-One Thousand Four Hundred and Seventy-
Seven (81,477) shares of common stock of the Company purchased by the Trustee with the proceeds of the ESOP Loan.
1.11 "Stock Pledge Agreement" shall mean the agreement between the Trustee and the Company, dated February 22, 2002 pursuant to which the Trustee has agreed to pledge the Shares to the Bank to secure the obligations of the Trust under this Agreement.
1.12 "Trust" shall mean the CoVest Bancshares, Inc. Employee Stock Ownership Plan Trust which has been established by the Company to implement the Plan.
1.13 "Trustee" shall mean James L. Roberts, Paul A. Larsen and Barbara A. Buscemi, and any other person who shall be duly appointed to serve with or to succeed any of them as trustee of the Trust.

                                   ARTICLE II
                                       LOAN

2.1 Amount of Loan. The Bank agrees to lend to the Trust the sum of $1,500,000.00 (the "ESOP Loan").
2.2 Use of Loan Proceeds. The Trustee shall use the proceeds of the ESOP Loan solely for the purpose of purchasing shares of the Company's common stock.
2.3 ESOP Notes. Upon receipt of the proceeds of the ESOP Loan, the Trustee will sign the respective ESOP Notes and deliver them to the Bank.
2.4 Payment of ESOP Notes. The ESOP Loan is intended to be an "exempt loan" within the meaning of the Exempt Loan Rules. Accordingly, repayment by the Trust of the principal amount of the ESOP Loan, and payment by the Trust of interest on the ESOP Loan, shall be made only from the following sources: (a) contributions made by the Company to the Trust to enable the Trustee to repay the ESOP Loan; (b) earnings attributable to the investment of those contributions; (c) any dividends, earnings, or distributions on the Shares held in the Trust; and (d) proceeds from the sale of any Shares held by the Bank pursuant to the Stock Pledge Agreement. The Bank shall have no recourse to any other assets of the Trust for repayment of the ESOP Loan.
2.5 Prepayment. The Trustee may prepay all or any portion of the ESOP Loan at any time without penalty or premium. The obligation of the Trustee to prepay any portion of the ESOP Notes shall be subject to the condition that the Trustee shall have sufficient cash on hand to make the payment.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF THE TRUSTEE

On behalf of the Trust, the Trustee hereby represents and warrants to the Bank as follows:
3.1 Authority. The Trustee has full power and authority under the Plan to sign and deliver this Agreement, the ESOP Notes, and the Stock Pledge Agreement (the "ESOP Loan Documents") and to consummate the transactions contemplated by the ESOP Loan Documents. The ESOP Loan Documents have been duly authorized, signed, and delivered by the Trustee on behalf of the Trust. The ESOP Loan Documents constitute legal, valid, and binding obligations of the Trust enforceable against the Trust in accordance with their terms, except as they may be limited by ERISA and by bankruptcy, insolvency, reorganization, or other laws affecting the enforcement of creditors' rights generally.
3.2 No Conflicts. The signing, delivery, and performance of the ESOP Loan Documents by the Trustee on behalf of the Trust and the consummation of the transactions contemplated by the ESOP Loan Documents, do not and will not: (a) require the consent or approval of, or the filing of any documents with, any person or governmental authority;
(b) constitute or result in the breach of any provision of, or constitute a default under, the Plan or any agreement known to the Trustee or to which the Trust is a party or by which it or its assets may be bound; or (c) violate any law, regulation, judgment or order binding upon the Trust or give rise to any liability to the Trust under Title I of ERISA or Section 4975 of the Code.
3.3 Organization of Plan. The Plan has been properly established in accordance with all applicable laws, regulations, and rulings; and the Plan is an "employee stock ownership plan" within the meaning of Section 4975(e)(7) of the Code.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF THE BANK

The Bank hereby represents and warrants to the Trustee and to the Trust as follows:
4.1 Terms of Loan. The terms, conditions, and interest rate of the ESOP Loan are at least as favorable to the Plan as the terms of a comparable loan resulting from arm's-length negotiations between independent parties.
4.2 Authority. The Bank has all required power and authority to enter into, deliver, and perform its obligations under this Agreement. The signing, delivery, and performance of this Agreement have been duly authorized by all necessary action on the part of the Bank. This Agreement has been duly signed and delivered by the Bank, and the obligations of the Bank under this Agreement are valid, legally binding, and enforceable against the Bank in accordance with the terms of this Agreement except as they may be limited by bankruptcy, insolvency, reorganization, or other laws affecting the enforcement of creditors' rights generally.
4.3 No Conflicts. The signing, delivery, and performance of this Agreement and of the Stock Pledge Agreement by the Bank does not and will not: (a) require the consent or approval of, or the filing of any documents with, any person or governmental authority; (b) conflict with or result in any violation of, or a default under, any provision of the articles of incorporation or by-laws of the Bank or of any agreement to which the Bank is a party or by which it or any of its properties are bound; or (c) violate any law, regulation, judgment, or order applicable to the Bank.

                                 ARTICLE V
                          COVENANTS OF THE COMPANY

The Company hereby covenants and agrees with the Trustee and the Trust as follows:
5.1 Maintenance of Company and Workforce. The Company will maintain its existence and, unless severely adverse business conditions develop, will not materially decrease the size of its workforce in a manner that would inhibit the allocation of the Shares to the participants in the Plan.
5.2 Maintenance of Plan. Subject to the right of the Company to amend or terminate the Plan in accordance with the terms of the Plan, the Company will take all actions within its power to preserve the existence of the Plan and Trust and maintain their tax-qualified status under Sections 401(a) and 501(a), respectively, of the Code. The Company shall administer the Plan in compliance with (a) the Code and ERISA, as applicable to the Plan and this Agreement and (b) all other laws and regulations applicable to the Plan and the Trust.
5.3 Contributions to the Plan. For as long as the ESOP Note is outstanding, the Company will make contributions to the Plan in amounts which are sufficient to enable the Trustee to pay all interest and principal due on the ESOP Note when due.
5.4 Tax-Ruling. The Company has filed with the Internal Revenue Service an application for a favorable letter of determination regarding the status of the Plan as a qualified plan under Section 401(a) of the Code and regarding the status of the Trust as a tax-exempt trust under Section 501(a) of the Code.
The Company hereby agrees that it will adopt any amendments to the Plan that are required by the Service in order to obtain a favorable letter of determination with respect to the Plan within the time prescribed by law for obtaining an effective date for the amendments retroactive to the date of adoption of the Plan.

                               ARTICLE VI
                                DEFAULT

6.1 Event of Default. The failure of the Trustee to pay when due any principal, interest, or other amounts due and payable under the ESOP Note or under this ESOP Loan Agreement shall be an "Event of Default".
6.2 Remedies. Upon the occurrence of an Event of Default the Bank shall be entitled to exercise all rights and remedies available to a creditor to recover from the Trust dividends paid to it by the Company and held by the Trustee and cash contributions made by the Company to the Trust to enable the Trust to meet its obligations under this Agreement and under the ESOP Note (provided that the dividends and contributions have not been so applied by the Trust). In no event shall there be an acceleration of payments not yet due and payable under this Agreement or under the ESOP Note, and the Bank shall not be entitled to recover, as a result of an Event of Default, assets with a value in excess of the amount in default. Assets of the Trust shall be transferred to the Bank after an Event of Default only to the extent of the failure of the Trust to meet the payment schedule set forth in the ESOP Note. For purposes of this Section 6.2, the dollar amount of a default shall be equal to the difference between (a) the aggregate amount of principal and accrued interest which was due and payable on the ESOP Note as of the date of the Event of Default and (b) the aggregate amount paid to the Bank by the Trust at the time of the Event of Default.

                              ARTICLE VII
                             MISCELLANEOUS

7.1 Notices. All notices that are required under this Agreement shall be in writing and shall be delivered personally, by confirmed electronic mail or facsimile, by private express mail, or by registered or certified U.S. mail, postage or other fees prepaid, addressed as follows:

If to the Company: CoVest Bancshares, Inc.
                   749 Lee Street
                   Des Plaines, Illinois 60016-6417
                   Attention: President
                   Phone (847) 294-6500
                   Fax (847) 824-4402

If to the Bank: CoVest Banc National Association
                749 Lee Street
                Des Plaines, Illinois 60016-6417
                Attention: President
                Phone (847) 294-6500
                Fax (847) 824-4402

If to the Trustee: James L. Roberts, Paul A. Larsen and Barbara A. Buscemi
                   749 Lee Street
                   Des Plaines, Illinois 60016-6417
                   Phone (847) 294-6500
                   Fax (847) 824-4402

7.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. The Bank shall not assign any of its rights or obligations under this Agreement without the prior written consent of the Trustee. The Trustee shall have the right to assign their rights and obligations under this Agreement to any successor trustee of the Trust with the prior written consent of the Bank.
7.3 Survival of Representations and Warranties. All of the representations and warranties made by the parties in this Agreement shall survive the disbursement and closing of the ESOP Loan.
7.4 Entire Agreement. This Agreement constitutes the entire agreement between the parties, and it may not be changed or terminated orally. No attempted change, termination, or waiver of any of the provisions of this Agreement shall be binding unless in writing and signed by the party against whom the change, termination, or waiver is sought to be enforced.
7.5 Governing Law. This Agreement shall be construed, interpreted, and enforced in accordance with, and governed by, the laws of the State of Illinois.
7.6 Action Taken as Trustee. The Bank hereby expressly acknowledges and agrees that this Agreement and the ESOP Note are being signed by the Trustee not in their individual capacities, but solely as Trustee of and on behalf of the Trust, and that the obligations of the Trustee under this Agreement and under the ESOP Note are without personal recourse against the Trustee.
IN WITNESS WHEREOF, the parties have signed this Agreement as of the day and year first written above.


CoVest Banc National Association          CoVest Bancshares, Inc.

By: /s/ JAMES L. ROBERTS                  By: /s/ JAMES L. ROBERTS
Its President                             Its President


                                          CoVest Bancshares, Inc. Employee
                                          Stock Ownership Plan Trust

                                          /s/ JAMES L. ROBERTS
                                          James L. Roberts, Trustee


                                          /s/ PAUL A. LARSEN
                                          Paul A. Larsen, Trustee


                                          /s/ BARBARA A. BUSCEMI
                                          Barbara A. Buscemi, Trustee